Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK LIMITED DURATION INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated May 17, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated March 22, 2022 (together with the Prospectus Supplement, the “Prospectus”) is 10,000,000 common shares of beneficial interest (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on May 17, 2022, is the final prospectus relating to the Offering.